For immediate release

TRICO ANNOUNCES PLANS TO REPURCHASE UP TO $100 MILLION OF ITS COMMON STOCK AND REPORTS 2007 SECOND QUARTER RESULTS

HOUSTON, July 30, 2007 /Marketwire/ -- Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) today announced its financial results for the quarter ended June 30, 2007 reporting quarterly net income of $4.4 million or $0.29 per share (diluted) compared with first quarter 2007 net income of $14.6 million or $0.95 per share (diluted). Charter hire revenues for the second quarter of 2007 were $57.9 million compared with $60.7 million in the prior quarter.

Separately, Trico announced that its Board of Directors has authorized a program for the Company to repurchase up to $100 million of its common stock.

Summary Results

(In thousands, except per share data and day rates)
	For the three months	For the three months
	ended	ended
	June 30, 2007	March 31, 2007
Charter hire revenues	$ 57,899	$ 60,667
Operating income	5,291	20,783
Net income	4,434	14,584
Diluted EPS	$ 0.29	$ 0.95

Day Rates:
Supply / Anchor Handling (North Sea class)	$ 23,885	$ 24,466
Supply Vessels (Gulf class) (1)	9,724	9,720

Utilization:
Supply / Anchor Handling (North Sea class)	86%	92%
Supply Vessels (Gulf class) (1)	74%	70%

(1)

Excludes five vessels transferred to EMSL Joint Venture that are on bareboat charters.

Second Quarter Results

Charter hire revenues decreased primarily due to lower utilization for Trico’s North Sea class vessels as a result of time spent by vessels in dry dock and mobilization of one vessel from West Africa to the North Sea. Spot rates for AHTS vessels in the second quarter continued to be robust.  For the Company’s Gulf class vessels, day rates and utilization remained steady from the first to second quarters of 2007, excluding the impact of vessels under bareboat agreements.

Direct operating expense increased $5.6 million in the second quarter of 2007 compared with the prior quarter primarily due to maintenance and classification (M&C) costs on four North Sea class vessels compared to one North Sea class vessel in the prior quarter. To satisfy customer requirements, one dry docking was delayed from the first quarter to the second quarter and another was accelerated from the third quarter to the second quarter. Additionally, a third North Sea class vessel was dry docked due to a customer request to upgrade the vessel and resulted in a new five year contract at attractive day rates.  These dry docks were all a result of regulatory class work.  A combination of strong customer demand, higher shipyard and labor costs and a lack of availability within shipyards led to higher average dry docking costs on these vessels than had been incurred on previous dry dockings. Second quarter M&C expenses included over half of the North Sea class vessels that were scheduled for dry docking in 2007.

In addition, general and administrative (G&A) expenses increased in comparison to the first quarter by $3.2 million primarily due to an increase in legal and consulting fees related to a recently completed proxy contest and pursuit of an acquisition opportunity that did not lead to a completed transaction.

For the period from July 1 through July 27, 2007, day rates for North Sea class vessels averaged $23,724 with utilization of 90% while day rates for our Gulf class supply vessels averaged $9,556 with utilization of 88%, or 91% for all actively marketed vessels.

Joseph S. Compofelice, Trico’s Chairman, and CEO commented, “Our quarterly results were in line with our recently issued guidance, and reflected the higher levels of dry docking expense incurred when we dry docked a larger than expected number of North Sea class vessels in the quarter.  We are pleased to have 21 of 27 of our scheduled dry dockings for 2007 behind us.  The acceleration of our dry docking calendar was the result of strong customer demand for our vessels going forward and underscores the strength that we continue to see in our important North Sea market.”

Mr. Compofelice continued, “Looking ahead, we are optimistic about rates and utilization for the second half of 2007. Activity levels are robust in the North Sea and in West Africa.  In our Gulf of Mexico market, day rates and utilization remain steady. We will focus on growing these core markets and managing our operating and overhead costs.  At the same time we expect to execute our strategy of rejuvenating our fleet, expanding into growing markets internationally and seeking attractive opportunities that allow us to grow our earnings and increase value for our shareholders.”

Stock Repurchase Program

Trico also announced today that its Board of Directors has authorized a program for the repurchase of up to $100 million of aggregate purchase price of its common stock from time to time in open market transactions, including block purchases, or in privately negotiated transactions.  The stock may be purchased on a discretionary basis as determined by management, subject to market conditions, applicable legal requirements, available cash on hand and other factors. At current market prices, approximately 20% of the Company’s 14.9 million outstanding shares could be repurchased under this program. Trico expects that such repurchases may be made at any time during the next 12 to 18 months.

Trico stated that the repurchase program does not include specific price targets or timetables and may be modified or suspended at any time and could be terminated prior to completion. The repurchase program is subject to compliance with federal law limiting foreign ownership of Trico shares. Repurchased shares will be added to Trico’s treasury stock, and could be used for employee benefit plans, future acquisitions or other corporate purposes.

Trico said that its largest stockholder, Kistefos AS, supports the repurchase program and has agreed in principle to participate in it both to assure compliance with the Federal law referred to above and in order to maintain its approximately 20.2% ownership interest in the Company. The terms of Kistefos’s participation in the program are being finalized by Kistefos and the Company, and the Company is evaluating the need for similar arrangements with other foreign stockholders.

Mr. Compofelice added: “This repurchase program underscores our Board’s confidence that the Company’s strategy will continue to generate strong levels of cash flow.  We remain committed to our refleeting plan as the market for our services remains strong. However, in light of current equity market conditions, the Board of Directors has concluded that a stock repurchase program is consistent with our commitment to creating and delivering shareholder value. Our current financial position allows us to undertake this program, while retaining the financial flexibility necessary to invest in our growth strategy, whether through the newbuild market or by pursuing appropriate acquisition opportunities. Our goal remains to effectively balance the use of our cash, on one hand by returning capital, and on the other, by growing our business.”

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa and Southeast Asia (through its partnership).  The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities.  Trico is headquartered in Houston, Texas.

Please visit the Company’s website at http://www.tricomarine.com for additional information.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Contact info:

Geoff Jones

VP & Chief Financial Officer

(713) 780-9926

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (In thousands, except share and per share amounts)

	Three months	Three months
	ended	ended
	June 30, 2007	March 31, 2007
Revenues:
Charter hire	$ 57,899	$ 60,667
Amortization of non-cash deferred revenues	221	208
Other vessel income	590	1,094
Total revenues	58,710	61,969
Operating expenses:
Direct vessel operating expenses and other	36,975	31,409
General and administrative	10,350	7,148
Depreciation and amortization expense	6,114	5,466
Gain on sales of assets	(20)	(2,837)
Total operating expenses	53,419	41,186
Operating income	5,291	20,783
Interest expense	(1,040)	(783)
Amortization of deferred financing costs	(206)	(150)
Interest income	3,981	2,718
Other income (loss), net	(618)	(691)
Income before income taxes and noncontrolling
interest in loss of consolidated subsidiary	7,408	21,877
Income tax expense	3,472	8,944
Income before noncontrolling interest in loss of
consolidated subsidiary	3,936	12,933
Noncontrolling interest in loss of consolidated subsidiary	498	1,651
Net income	$ 4,434	$ 14,584
Basic income per common share:
Net income	$ 0.30	$ 0.99
Average common shares outstanding	14,714,433	14,692,560
Diluted income per common share:
Net income	$ 0.29	$ 0.95
Average common shares outstanding	15,436,810	15,282,185

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (In thousands, except share and per share amounts)

	Six months	Six months
	ended	ended
	June 30, 2007	June 30, 2006
Revenues:
Charter hire	$ 118,566	$ 110,379
Amortization of non-cash deferred revenues	429	2,582
Other vessel income	1,684	327
Total revenues	120,679	113,288
Operating expenses:
Direct vessel operating expenses and other	68,384	50,221
General and administrative	17,498	12,459
Depreciation and amortization expense	11,580	12,528
Insurance recovery from a loss on assets held for sale	-	(605)
Gain on sales of assets	(2,857)	(1,117)
Total operating expenses	94,605	73,486
Operating income	26,074	39,802
Interest expense	(1,823)	(884)
Amortization of deferred financing costs	(356)	(96)
Interest income	6,699	1,426
Other income (loss), net	(1,309)	(767)
Income before income taxes and noncontrolling
interest in loss of consolidated subsidiary	29,285	39,481
Income tax expense	12,416	14,964
Income before noncontrolling interest in loss of
consolidated subsidiary	16,869	24,517
Noncontrolling interest in loss of consolidated subsidiary	2,149	-
Net income	$ 19,018	$ 24,517

	For the Period
	from July 1, 2007
	through	Three months ended		Six months ended
Average Day Rates:	July 27, 2007	June 30, 2007	March 31, 2007	June 30, 2007	June 30, 2006
PSV/AHTS (North Sea class)	$ 23,724	$ 23,885	$ 24,466	$ 24,184	$ 17,531
Supply (Gulf class)(1)	9,556	9,724	9,720	9,722	10,940
Crew/line handling	5,866	5,996	5,373	5,651	4,150
Utilization:
PSV/AHTS (North Sea class)	90%	86%	92%	89%	94%
Supply (Gulf class)(1) (2)	88%	74%	70%	72%	64%
Crew/line handling	86%	75%	83%	79%	87%
Average Number of Vessels:
PSV/AHTS (North Sea class)	16.0	16.0	16.0	16.0	16.0
Supply (Gulf class)	36.0	38.5	41.5	40.0	44.6
Crew/line handling	7.0	7.0	8.0	7.5	9.5

(1) Effective May 2007, five of our GOM Supply vessels entered into bareboat contracts which decreased average GOM Supply vessel day rates. Including the five vessels under bareboat agreements in 2007, our average day rates were $8,349, $8,976, $9,720, and $9,334 with utilization of 90%, 75%, 70% and 73% for the period from July 1, 2007 through July 27, 2007, the three month period ended June 30, 2007, the three months ended March 31, 2007 and the six months ended June 30, 2007, respectively.

(2)Stacked vessels are included in the calculation of utilization. Excluding stacked vessels, our supply vessel utilization was 91% during the period from July 1, 2007 through July 27, 2007, 81% during the three month periods ended June 30, 2007, 82% during the three month period ending March 31, 2007,  and 82% and 87% during the six months ended June 30, 2007 and 2006.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
	(UNAUDITED)
	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$ 257,377	$ 114,173
Available for sale securities	53,196	2,475
Restricted cash	4,139	716
Accounts receivable, net	49,006	58,787
Prepaid expenses and other current assets	3,687	4,036
Assets held for sale	2,224	3,048
Total current assets	369,629	183,235
Property and equipment:
Land and buildings	2,007	1,995
Marine vessels	268,166	256,125
Construction-in-progress	18,544	15,876
Transportation and other	3,645	2,328
	292,362	276,324
Less accumulated depreciation and amortization	56,749	44,476
Net property and equipment	235,613	231,848
Restricted cash - noncurrent	8,781	11,842
Other assets	15,805	8,397
Total assets	$ 629,828	$ 435,322
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term and current maturities of debt	$ 1,258	$ 1,258
Accounts payable	13,020	11,055
Accrued expenses	15,915	14,590
Accrued insurance reserve	2,803	3,062
Accrued interest	1,878	110
Income taxes payable	1,617	2,092
Total current liabilities	36,491	32,167
Long-term debt, including premiums	157,946	8,605
Deferred income taxes	72,553	63,327
Deferred revenues on unfavorable contracts	1,008	1,376
Other liabilities	2,627	2,199
Total liabilities	270,625	107,674
Noncontrolling interest	13,161	15,310
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value	-	-
Common stock, $.01 par value	149	148
Warrants - Series A	1,645	1,646
Warrants - Series B	633	634
Additional paid-in capital	237,886	231,218
Retained earnings	97,698	78,824
Pension and postretirement, net of taxes of $0.3 million	(748)	(708)
Cumulative foreign currency translation adjustment	8,779	576
Total stockholders' equity	346,042	312,338
Total liabilities and stockholders' equity	$ 629,828	$ 435,322

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (In thousands)
	Six months	Six months
	ended	ended
	June 30, 2007	June 30, 2006

Net income	$ 19,018	$ 24,517
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	11,882	12,590
Amortization of deferred revenues	(429)	(2,582)
Deferred income taxes	10,228	13,319
Gain on sales of assets	(2,857)	(1,117)
Provision for doubtful accounts	285	1,094
Stock compensation expense	1,779	1,123
Noncontrolling interest in loss of consolidated subsidiary	(2,149)	-
Change in operating assets and liabilities:
Accounts receivable	10,801	(6,528)
Prepaid expenses and other current assets	404	(574)
Accounts payable and accrued expenses	3,418	931
Other, net	(2,591)	(475)
Net cash provided by operating activities	49,789	42,298
Cash flows from investing activities:
Purchases of property and equipment	(7,821)	(7,294)
Proceeds from sales of assets	4,553	2,138
Sales of available-for-sale securities	7,625	-
Purchase of available-for-sale securities	(58,346)
Increase in restricted cash	(324)	(4,272)
Net cash used in investing activities	(54,313)	(9,428)
Cash flows from financing activities:
Net proceeds from issuance of common stock	35	168
Proceeds from issuance of debt	150,000	15,878
Debt issuance cost	(4,804)	-
Repayment of debt	(629)	(32,627)
Contributions from non-controlling interest	-	20,910
Net cash provided by financing activities	144,602	4,329
Effect of exchange rate changes on cash and cash equivalents	3,126	523
Net increase in cash and cash equivalents	143,204	37,722
Cash and cash equivalents at beginning of period	114,173	51,218
Cash and cash equivalents at end of period	$ 257,377	$ 88,940